Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258506
Prospectus Supplement No. 6
(To Prospectus dated April 27, 2022)

OWLET, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 27, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258506). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Owlet, Inc.’s common stock and warrants are listed on the New York Stock Exchange under the symbols “OWLT” and “OWLT WS.” On August 31, 2022, the closing price of our common stock was $1.62 and the closing price of our warrants was $0.23.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 1, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2022
OWLET, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39516						85-1615012
(State or other jurisdiction of incorporation)	(Commission File Number)						(IRS Employer Identification No.)

3300 North Ashton Boulevard	,	Suite 300	,	Lehi	,	Utah	84043
(Address of principal executive offices) (Zip Code)

(844) 334-5330
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OWLT	New York Stock Exchange
Warrants to purchase Common Stock	OWLT WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for
complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors of Owlet, Inc. (the “Company”) appointed the Company’s co-founder and Chief Executive Officer, Kurt Workman, as President and Chief Executive Officer of the Company, effective September 1, 2022. Mr. Workman was appointed to the President role in order to facilitate an orderly executive transition upon the departure of Michael Abbott from the Company, as previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2022.

There are no arrangements or understandings between Mr. Workman and any other person pursuant to which Mr. Workman was selected as President and Chief Executive Officer. There are no family relationships, as defined in Item 401(d) of Regulation S-K, between Mr. Workman and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Furthermore, there are no transactions in which Mr. Workman had or will have an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Workman’s compensation will remain unchanged, and the Company has not entered into any new or amended compensation plans, contracts or arrangements with, or made any grant or award (or any modification thereto) to, Mr. Workman as of the date hereof.

Biographical information for Mr. Workman, as required by Item 5.02(c) of Form 8-K, was previously reported in the “Proposal 1–Election of Directors — Director & Director Nominee Qualifications and Biographical Information — Class II Directors Whose Terms Expire at the 2023 Annual Meeting of Shareholders” section of the Company’s Definitive Proxy Statement filed with the SEC on May 2, 2022 and is incorporated by reference into this Item 5.02.